Exhibit 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

May 6, 2004

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries (the “Company”) for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 6, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-91716 on Form S-8 to Form S-4 of Nextel Communications, Inc., Registration Statement No. 333-06521 of Nextel Communications, Inc. on Form S-8, Registration Statement No. 333-06523 of Nextel Communications, Inc. on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No 333-26369 on Form S-8 to Form S-4 of Nextel Communications, Inc., Registration Statement No. 333-42537 of Nextel Communications, Inc. on Form S-8, Registration Statement and Post-Effective Amendment No. 1 to Registration Statement 333-1290 of Nextel Communications, Inc. on Form S-4, Registration Statement No. 333-104076 of Nextel Communications, Inc. on Form S-3, and Registration Statement No. 333-113003 of Nextel Communications, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia